CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 13, 1996, relating to the statement of assets and liabilities of ICON Short-Term Fixed Income Fund which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Counsel" in such Statement of Additional Information.

/s/ Price Waterhouse, LLP

PRICE WATERHOUSE, LLP

Denver, Colorado
December 19, 1996